CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
Office of Inspector General
of the
Department of Health and Human Services
and
Medicis Pharmaceutical Corporation
I.      Preamble
          Medicis Pharmaceutical Corporation (Medicis) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements) and the statutes, regulations, and written directives of the Food and Drug Administration (FDA) (FDA requirements). Contemporaneously with this CIA, Medicis is entering into a Settlement Agreement with the United States. Medicis will also enter into settlement agreements with various States, and this CIA is a condition precedent to those agreements.
          Prior to the Effective Date, Medicis established a comprehensive voluntary compliance program (Compliance Program), which includes a corporate Compliance Officer and Compliance Committee, a Code of Conduct for all employees, written policies and procedures, educational and training initiatives, review and disciplinary procedures, a confidential disclosure program, and internal review procedures designed, as represented by Medicis, to promote compliance with applicable laws and the promotion of high ethical standards.
          Medicis shall continue the operation of the Compliance Program in accordance with the terms set forth below for the term of this CIA. Medicis may modify its Compliance Program as appropriate, but, at a minimum, Medicis shall ensure that during the term of this CIA, it shall comply with the integrity obligations enumerated in this CIA.

II.      Term and Scope of the CIA
          A. The period of the compliance obligations assumed by Medicis under this CIA shall be five years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”
          B. Sections VII, IX, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Medicis’s final annual report; or (2) any additional materials submitted by Medicis pursuant to OIG’s request, whichever is later.
          C. The scope of this CIA shall be governed by the following definitions:
1. “Covered Persons” includes:
a. all owners who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading), officers, directors, and employees of Medicis; and
b. all contractors, subcontractors, agents, and other persons who perform sales, marketing, promotional, pricing, government contract, and research and development activities (except preclinical researchers and clinical investigators) on behalf of Medicis.
Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.
2. “Relevant Covered Persons” shall mean all Covered Persons of Medicis whose job responsibilities relate to the sales, marketing, or promotion of Medicis products; research and development (except preclinical researchers and clinical investigators); the distribution of

Medicis products; or the provision of information about or services relating to Medicis’s products (collectively, “Promotional and Product Services Related Functions”). This includes, but is not limited to, individuals who work in Sales and Marketing, Medical and Professional Relations, Research and Development, Field Sales, Product Marketing, Marketing and Creative Services, and departments related to finance, regulatory affairs, FDA compliance, legal, human resources, and strategic development.
3. “Third Party Personnel” shall mean personnel of the entities with whom Medicis has entered, or may in the future enter, joint venture agreements and/or agreements to co-market its products with other entities or distribute and purchase its products. Medicis agrees to use its best efforts to promote compliance by Third Party Personnel with Federal health care program and FDA requirements as set forth below in Sections III.B and V.
4. “Educational or Informational Activity” shall mean any continuing medical education (CME), disease awareness, or other scientific, educational, or professional program, meeting, event, including, but not limited to, sponsorships of booths or activities at medical conferences or symposia.
III.      Corporate Integrity Obligations
           Medicis shall maintain a Compliance Program throughout the term of the CIA that includes the following elements:
           A. Compliance Officer and Committee.
                    1. Compliance Officer. Prior to the Effective Date, Medicis established the office of Compliance Officer with responsibility for administering Medicis’s Compliance Program. Medicis shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program and FDA requirements. The Compliance Officer shall be a member of senior management of Medicis, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Medicis, and shall be authorized to report on such matters to the Board of Directors at any time. The Compliance Officer shall have the option of reporting any matter directly to the CEO. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Medicis as well as for any reporting obligations created under this CIA.
          Medicis shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
                    2. Compliance Committee. Prior to the Effective Date, Medicis established a Compliance Committee. During the term of this CIA, Medicis shall maintain the Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as Sales and Marketing, Research and Development, Medical and Professional Relations). The Compliance Officer shall chair the Compliance Committee. The Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).
          Medicis shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
          B. Written Standards.
                    1. Code of Conduct. Within 90 days after the Effective Date, Medicis shall develop, implement, and distribute a written Code of Conduct to all Covered Persons. Medicis shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:
a. Medicis’s commitment to full compliance with all Federal health care program and FDA requirements, including its commitment to market, sell, promote, research, develop, and advertise its products in accordance with such requirements;
b. Medicis’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program and FDA requirements and with Medicis’s own Policies and Procedures as implemented pursuant to Section III.B (including the requirements of this CIA);
c. the requirement that all of Medicis’s Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by Medicis, suspected violations of any Federal health care program or FDA requirements or of Medicis’s own Policies and Procedures;
d. the possible consequences to both Medicis and Covered Persons of failure to comply with Federal health care program or FDA requirements and with Medicis’s own Policies and Procedures and the failure to report such noncompliance; and
e. the right of all individuals to use the Disclosure Program described in Section III.E, and Medicis’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.
          Within 90 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Medicis’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.
          Within 90 days after the Effective Date, and annually thereafter by the anniversary of the Effective Date, Medicis shall send a letter to all entities which employ Third Party Personnel. The letter shall outline Medicis’s obligations under the CIA and its commitment to full compliance with all Federal health care program and FDA requirements. The letter shall include a description of Medicis’s Compliance Program. Medicis shall attach a copy of its Code of Conduct to the letter and ask that the other entity either: (a) make a copy of Medicis’s Code of Conduct and the description of Medicis’s Compliance Program available to all relevant personnel within its organization; or (b) represent to Medicis that it has and enforces a substantially comparable Code of Conduct and Compliance Program for relevant persons within its organization.
          Medicis shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.
                    2. Policies and Procedures. Prior to the Effective Date, Medicis established written Policies and Procedures regarding the operation of Medicis’s compliance program and its compliance with Federal health care program and FDA requirements. At a minimum, the Policies and Procedures shall address:
a. the subjects relating to the Code of Conduct identified in Section III.B.1;
b. selling, marketing, and promoting of Medicis products in compliance with all Federal health care program requirements, including, but not limited to, the Federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b);
c. selling, marketing, promoting, advertising, and disseminating information about off-label uses of Medicis’s products in compliance with all applicable FDA requirements, including procedures governing the response to requests for information about off-label uses;
d. compensation (including salaries and bonuses) for Covered Persons that are designed to ensure that financial incentives do not inappropriately motivate sales and marketing personnel to engage in the improper promotion, sales, and marketing of Medicis’s products;
e. disciplinary policies and procedures for violations of Medicis’s Policies and Procedures, including those policies related to Federal health care program and FDA requirements;

f. the manner in which Medicis receives and responds to information regarding the off-label uses for Medicis’s products; the form and content of information disseminated by Medicis in response to such requests; and the internal review process for the information disseminated.
The Policies and Procedures shall include a requirement that Medicis develop a database (the Medical Affairs Inquiries Database) that includes the following items for each unique inquiry (Inquiries) received for information about Medicis’s products: 1) the date of Inquiry; 2) the form of Inquiry; 3) the name of the requesting Health Care Professional (HCP); 4) nature and topic of the request (including the exact language of the Inquiry if made in writing); 5) an evaluation of whether the Inquiry relates to information about an off-label indication for the product; 6) nature/form of the response from Medicis; 7) the name of the Medicis representative who called on or interacted with the HCP; 8) the status and findings of any follow-up review conducted by Medicis in situations in which it appears that the Inquiry may have related to improper off-label promotion;
g. speaker programs, advisory boards, focus group programs, and other consultant arrangements. These policies shall be designed to ensure that the consultant arrangements and related events are used for legitimate and lawful purposes in accordance with applicable Federal health care program and FDA requirements. The policies shall include requirements about the uses, content, and circumstances of such arrangements and events;
h. funding of, or participation in, any Educational or Informational Activity as defined in Section II.C.4 above (e.g., third party educational grants or sponsorship for CME or other third-party educational programs or events). These Policies and Procedures shall be designed to ensure that Medicis’s funding and/or sponsorship of such programs satisfies all applicable Federal health care program and FDA requirements related to the sponsorship of any Educational or Informational Activity.
These Policies shall require: 1) the disclosure of Medicis’s financial support of the Educational or Informational Activity and any financial relationships with faculty, speakers, or organizers at such Educational or Informational Activity; 2) that the Educational or Informational Activity have an education focus; 3) that the Educational or Informational Activity be independent; 4) that the Educational or Informational Activity have be non-promotional in tone/nature; and 5) that the Educational or Informational Activity be fair, balanced, accurate, and not misleading.
I. funding of charitable organizations or sponsorships in a manner that is designed to ensure that Medicis’s funding complies with all applicable Federal health care program and FDA requirements; and
j. sponsorship or funding of research activities (including clinical trials, market research, or authorship of articles or other publications) by Medicis in a manner that is designed to ensure that Medicis’s funding or sponsorship of such activities complies with all applicable Federal health care program and FDA requirements. In addition, such Policies and Procedures shall ensure that sales and marketing activities are separate from clinical trial enrollment.
          Within 90 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.
          At least annually (and more frequently, if appropriate), Medicis shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures.

          C. Training and Education.
                    1. General Training. Within 90 days after the Effective Date, Medicis shall provide at least one hour of General Training to each Covered Person. This training, at a minimum, shall explain Medicis’s:
a. CIA requirements;
b. Medicis’s Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues); and
c. in general, the proper methods of promoting, marketing, selling, and conducting product research (including clinical trials) in accordance with Federal health care program and FDA requirements.
          New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.
                    2. Specific Training. Within 90 days after the Effective Date, each Relevant Covered Person shall receive at least two hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of
a. all Federal health care program requirements relevant to the proper methods for selling, marketing, promoting, and providing information about Medicis’s products, including, but not limited to, the requirements of the Federal anti-kickback statute; the Civil Monetary Penalties Law; the civil False Claims Act; and the Medicaid Drug Rebate statute;
b. all applicable FDA requirements relevant to the promotion, marketing, research (including clinical trials), and dissemination of Medicis’s products, including but not limited to, the requirements of the Federal Food, Drug, and Cosmetic Act and FDA regulations;
c. the personal obligation of each Relevant Covered Person involved in Promotional and Product Services Related Functions to comply with all applicable legal requirements;
d. the legal sanctions for violations of the Federal health care program requirements or FDA requirements related to Promotional and Product Services Related Functions; and
e. examples of proper and improper practices related to Promotional and Product Services Related Functions.
          New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later. A Medicis employee who has completed the Specific Training shall review a new Relevant Covered Person’s work, to the extent that the work relates to Promotional and Product Services Related Functions, until such time as the new Relevant Covered Person completes his or her Specific Training.
          After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least two hours of Specific Training in each subsequent Reporting Period.
                    3. Certification. Each individual who is required to receive training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.
                    4. Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area, including the applicable Federal health care program and FDA requirements.
                    5. Update of Training. Medicis shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program and FDA requirements, any issues discovered during internal audits or the IRO Claims Review, and any other relevant information.
                    6. Computer-based Training. Medicis may provide the training required under this CIA through appropriate computer-based training approaches. If Medicis chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.
          D. Review Procedures.
                    1. General Description.
a. Engagement of Independent Review Organization. Within 90 days after the Effective Date, Medicis shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform a Promotional and Product Services Engagement.
Each IRO engaged by Medicis shall have expertise in the requirements of the Federal health care program and FDA requirements applicable to the Promotional and Product Services Engagement. Each IRO shall assess, along with Medicis, whether it can perform the IRO review in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.
b. Description and Frequency of Promotions Review. The Promotional and Product Services Engagement shall consist of two components — a systems review (the Promotional and Product Services Systems Review) and a transactions review (Promotional and Product Services Transactions Review), as described more fully in Appendix B to this CIA, which is incorporated by reference.

The Promotional and Product Services Transactions Review shall be performed annually and shall cover each of the Reporting Periods. The IRO(s) shall perform all components of each of these annual Reviews.
If there are no material changes in Medicis’s systems, processes, policies, and practices relating to Product Services Related Functions, the IRO shall perform the Promotional and Product Services Systems Review for two Reporting Periods to be selected by the OIG. As set forth in Appendix B, if Medicis materially changes its systems, processes, policies, and practices relating to Product Services Related Functions, then the IRO shall perform a Promotional and Product Services Systems Review for the Reporting Period(s) in which such changes were made in addition to conducting the Review for the two Reporting Periods selected by the OIG.
The OIG will select the Reporting Periods in which the Systems Reviews shall be conducted based, in part, on information provided by Medicis about the size of Medicis, the nature of the functions undertaken by Medicis employees (e.g., sales and marketing activities, research activities, etc.), the number of products that Medicis is actively marketing, and other aspects of Medicis’s business. Medicis shall report such information to the OIG 90 days prior to the end of each Reporting Period. The OIG shall review the information submitted and shall notify Medicis at least 30 days prior to the end of each Reporting Period whether Medicis shall be required to retain an IRO to conduct a Systems Review in the next upcoming Reporting Period. The OIG will not require a Systems Review in the first Reporting Period.
c. Retention of Records. The IRO and Medicis shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Medicis) related to the reviews.

                    2. Review Reports. The IRO shall prepare a report based upon the Promotional and Product Services Systems Review and the Promotional and Product Services Transactions Review performed. Information to be included in each Report is described in Appendix B.
                    3. Validation Review. In the event that the OIG has reason to believe that: (a) any of Medicis’s IRO Reviews fail to conform to the requirements of this CIA; or (b) the IRO’s findings or Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Review in question complied with the requirements of the CIA and/or the findings or Review results are inaccurate (Validation Review). Medicis shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Medicis’s final Annual Report must be initiated no later than one year after Medicis’s final submission (as described in Section II) is received by OIG.
          Prior to initiating a Validation Review, OIG shall notify Medicis of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Medicis may request a meeting with OIG to: (a) discuss the results of any Review submissions or findings; (b) present any additional information to clarify the results of the Review in question or to correct the inaccuracy of the Review; and/or (c) propose alternatives to the proposed Validation Review. Medicis agrees to provide any additional information as may be requested by OIG under this Section in an expedited manner. OIG will attempt in good faith to resolve any IRO Review issues with Medicis prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.
                    4. Independence/Objectivity Certification. The IRO shall include in its report(s) to Medicis a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the applicable Review and that it has concluded that it is, in fact, independent and objective.
          E. Disclosure Program.
          Prior to the Effective Date, Medicis established a Disclosure Program designed to facilitate communications related to compliance with Federal health care program requirements and FDA requirements and with Medicis’s policies (Disclosure Program). During the term of this CIA, Medicis shall maintain a

Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Medicis’s policies, conduct, practices, or procedures with respect to a Federal health care program or FDA requirement believed by the individual to be a potential violation of criminal, civil, or administrative law. Medicis shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).
          The Disclosure Program shall continue to emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Medicis shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
          The Compliance Officer (or designee) shall continue to maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.
          F. Ineligible Persons.
                    1. Definitions. For purposes of this CIA:
a. an “Ineligible Person” shall include an individual or entity who:
i. is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii. has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
b. “Exclusion Lists” include:
i. the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and
ii. the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).
c. “Screened Persons” include prospective and current owners (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading), officers, directors, employees, contractors, and agents of Medicis.
                    2. Screening Requirements. Medicis shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements:
a. Medicis shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Screened Persons to disclose whether they are Ineligible Persons.
b. Medicis shall screen all Screened Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.
c. Medicis shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

          Nothing in this Section affects the responsibility of (or liability for) Medicis to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. Medicis understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Medicis may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Medicis meets the requirements of Section III.F.
                    3. Removal Requirement. If Medicis has actual notice that a Screened Person has become an Ineligible Person, Medicis shall remove such Screened Person from responsibility for, or involvement with, Medicis’s business operations related to the Federal health care programs and shall remove such Screened Person from any position for which the Screened Person’s compensation or the items or services furnished, ordered, or prescribed by the Screened Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Screened Person is reinstated into participation in the Federal health care programs.
                    4. Pending Charges and Proposed Exclusions. If Medicis has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Screened Persons employment or contract term, Medicis shall take all appropriate actions to ensure that the responsibilities of that Screened Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or the accuracy of any claims submitted to any Federal health care program.
          G. Notification of Government Investigation or Legal Proceedings.
          Within 30 days after discovery, Medicis shall notify the OIG, in writing, of any ongoing investigation or legal proceeding known to Medicis conducted or brought by a governmental entity or its agents involving an allegation that Medicis has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Medicis shall also provide written notice to the OIG within 30 days after the resolution of the matter, and shall provide the OIG with a description of the findings and/or results of the investigation or proceedings, if any.

          H. Reporting.
                    1. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program, and/or applicable to any FDA requirements relating to the promotion of prescription drugs for which penalties or exclusion may be authorized. A Reportable Event may be the result of an isolated event or a series of occurrences.
                    2. Reporting of Reportable Events. If Medicis determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegation) through any means that there is a Reportable Event, Medicis shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to the OIG shall include the following information:
a. a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program and/or FDA authorities implicated;
b. a description of Medicis’s actions taken to correct the Reportable Event; and
c. any further steps Medicis plans to take to address the Reportable Event and prevent it from recurring.
          I.      Notification of Communications with FDA.
          Within 30 days after the date of any written report, correspondence, or communication from Medicis to the FDA that materially discusses Medicis’s or a Covered Person’s unlawful or improper promotion of Medicis’s products (including any improper dissemination of information about off-label indications), Medicis shall provide a copy of the report, correspondence, or communication to the OIG. Medicis also shall provide written notice to the OIG within 30 days after the resolution of any such disclosed off-label matter, and shall provide the OIG with a description of the findings and/or results of the matter, if any.
          J.      Review of Records Reflecting the Content of Detailing Sessions.

          Each Reporting Period, Medicis shall obtain non-Medicis records (e.g., Verbatims or similar records) generated by an independent entity (Survey Entity) reflecting the purported content and subject matter of detailing interactions between sales representatives and HCPs for up to three Medicis products (Covered Product). In order to satisfy its obligations under this Section III.J, Medicis may propose that it obtain an alternative type of survey record (e.g., message recall studies) rather than the records of the detailing sessions. For each Covered Product, Medicis shall contract with the Survey Entity to conduct inquiries into the content and subject matter of the detailing interactions. The OIG shall select and notify the Survey Entity of a one week period within every other quarter of the Reporting Period for which the surveys are being conducted, beginning in the second full quarter after the Effective Date. For each Covered Product, Medicis shall obtain records reflecting the purported content and subject matter of detailing sessions during the identified week in all regions across the United States.
          Medicis shall review the records obtained and shall identify any instances in which the records appear to indicate that Covered Persons may have discussed and/or disseminated information about off-label uses of the Covered Products. Medicis shall make findings based on its review (Off-Label Findings) and shall take any responsive action it deems necessary. If necessary for purposes of its review, Medicis shall endeavor to gather additional factual information about the circumstances relating to any Off-Label Findings. As part of each Annual Report, Medicis shall provide the OIG with copies of the underlying records of the detailing interactions, a copy of Medicis’s Off-Label Findings, and a description of the action(s), if any, Medicis took in response to the Off-Label Findings.
IV.      New Business Units or Locations
          In the event that, after the Effective Date, Medicis changes locations or sells, closes, purchases, or establishes a new business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Medicis shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change of location, sale, closure, purchase, or establishment. This notification shall include the address of the new business unit or location, phone number, fax number, any Federal health care program provider identification number and/or supplier number, and the corresponding contractor’s name and address that has issued each Federal health care program provider number. Each new business unit or location shall be subject to all the requirements of this CIA.

V.      Implementation and Annual Reports
          A. Implementation Report. Within 120 days after the Effective Date, Medicis shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:
                    1. (I) a copy of the letter (including all attachments) required by Section III.B sent to each entity which employs Third Party Personnel; (ii) a list of all existing distribution, purchase, joint venture and/or co-marketing agreements; and (iii) a description of the entities’ response to Medicis’s letter;
                    2. the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
                    3. the names and positions of the members of the Compliance Committee required by Section III.A;
                    4. a copy of Medicis’s Code of Conduct required by Section III.B.1;
                    5. a copy of all Policies and Procedures required by Section III.B.2;
                    6. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);
                    7. the following information regarding each type of training required by Section III.C:
a. a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

          A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.
                    8. a description of the Disclosure Program required by Section III.E;
                    9. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter;© a summary and description of any and all current and prior engagements and agreements between Medicis and the IRO; and (d) the proposed start and completion dates of each Review;
                    10. a certification from the IRO regarding its professional independence and objectivity with respect to Medicis;
                    11. a description of the process by which Medicis fulfills the requirements of Section III.F regarding Ineligible Persons;
                    12. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; and the actions taken in response to the screening and removal obligations set forth in Section III.F;
                    13. a list of all of Medicis’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Federal health care program provider and/ supplier number(s), if applicable; and the name and address of each Federal health care program contractor to which Medicis currently submits claims (if applicable);
                    14. a description of Medicis’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and
                    15. the certifications required by Section V.C.

          B. Annual Reports. Medicis shall submit to OIG annually a report with respect to the status of, and findings regarding, Medicis’s compliance activities for each of the five Reporting Periods (Annual Report).
Each Annual Report shall include, at a minimum:
                    1. (i) a copy of the letter (including all attachments) required by Section III.B sent to each entity which employs Third Party Personnel; (ii) a list of all existing distribution, purchase, joint venture and/or co-marketing agreements; and (iii) a description of the entities’ response to Medicis’s letter to the OIG;
                    2. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;
                    3. a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy) and copies of any compliance-related Policies and Procedures;
                    4. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);
                    5. the following information regarding each type of training required by Section III.C:
a. a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions; and
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.
                    A copy of all training materials and the documentation supporting this information shall be available to the OIG, upon request.

                    6. a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter (if applicable);
                    7. Medicis’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D
                    8. a summary and description of any and all current and prior engagements and agreements between Medicis and the IRO, if different from what was submitted as part of the Implementation Report;
                    9. a certification from the IRO regarding its professional independence and objectivity with respect to Medicis;
                    10. a summary of all internal reviews, audits, or analyses related to Product Services Related Functions (including, at a minimum, the objective of the review, audit, or analysis; the protocol or methodology for the review, audit, or analysis; and the results of the review, audit, or analysis) and any corrective action plans developed in response to such reviews, audits, or analyses;
                    11. a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;
                    12. a summary of the disclosures in the disclosure log required by Section III.E that relate to Federal health care program or FDA requirements;
                    13. any changes to the process by which Medicis fulfills the requirements of Section III.F regarding Ineligible Persons;
                    14. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; and the actions taken by Medicis in response to the screening and removal obligations set forth in Section III.F;
                    15. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

                    16. a summary describing any ongoing communication with the FDA required to have been reported pursuant to Section III.I. The summary shall include a description of the matter, and the status of such matter;
                    17. a copy of all information required by Section III.J;
                    18. a list and description of all actively promoted Medicis products; and information about the estimated relative usage (e.g., the percentage) of those products for off-label purposes;
                    19. a description of all changes to the most recently provided list of Medicis’s locations (including addresses) as required by Section V.A.13; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare Medicis number(s), Medicis identification number(s), and/or supplier number(s); and the name and address of each Medicare contractor to which Medicis currently submits claims; and
                    20. the certifications required by Section V.C.
          The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
          C. Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer that:
                    1. to the best of his or her knowledge, except as otherwise described in the applicable report, Medicis is in compliance with all of the requirements of this CIA;
                    2. he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and
                    3. if applicable, Medicis has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs; and
                    4. Medicis’s’: 1) Policies and Procedures as referenced in Section III.B.2 above; 2) templates for standardized contracts and other similar documents; and 3) training materials used for purposes of Section III.C, above; and 4) promotional or educational materials containing claims or information about Medicis’s products have been reviewed by competent legal counsel and have been found to be in compliance with the requirements of the Federal anti-kickback statute, the Prescription Drug Marketing Act, and other applicable laws. If the applicable legal requirements have not changed, after the initial review of the documents listed above, only material changes to the documents must be reviewed by competent legal counsel. The certification shall include a description of the document(s) reviewed and approximately when the review was completed. The documentation supporting this certification shall be available to the OIG, upon request.
          D. Designation of Information. Medicis shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Medicis shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI.      Notifications and Submission of Reports
          Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201

Telephone: 202.619.2078
Facsimile: 202.205.0604
Medicis:
Seth Rodner, Esq.
Medicis
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
Telephone: (602) 808-8800
Facsimile: (602) 808-0822
Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.
VII.      Oig Inspection, Audit, and Review Rights
          In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Medicis’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Medicis’s locations for the purpose of verifying and evaluating:(a) Medicis’s compliance with the terms of this CIA; and (b) Medicis’s compliance with the requirements of the Federal health care programs in which it participates and with applicable FDA requirements. The documentation described above shall be made available by Medicis to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Medicis’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Medicis shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Medicis’s employees may elect to be interviewed with or without a representative of Medicis present.

VIII. Document and Record Retention
     Medicis shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for 6 years (or longer if otherwise required by law) from the Effective Date.
IX. Disclosures
     Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Medicis prior to any release by OIG of information submitted by Medicis pursuant to its obligations under this CIA and identified upon submission by Medicis as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Medicis shall have the rights set forth at 45 C.F.R. § 5.65(d).
X Breach and Default Provisions
Medicis is expected to fully and timely comply with all of its CIA obligations.
     A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Medicis and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medicis fails to establish and implement any of the following obligations as described in Section III:
a.	a Compliance Officer;

b.	a Compliance Committee;

c.	a written Code of Conduct;

d.	written Policies and Procedures;

e.	the training of Covered Persons;

f.	a Disclosure Program;

g.	Ineligible Persons screening and removal requirements;

h.	Notification of Government investigations or legal proceedings;

i.	notification of communications regarding off-label related matters; and

j.	a review of records reflecting the content of detailing sessions.
          2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medicis fails to engage an IRO, as required in Section III.D and Appendices A and B.
          3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medicis fails to submit the Implementation Report or the Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.
          4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Medicis fails to submit the annual Report associated with any of the Reviews in accordance with the requirements of Section III.D and Appendix B.
          5. A Stipulated Penalty of $1,500 for each day Medicis fails to grant access to the information or documentation as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Medicis fails to grant access.)
          6. A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of Medicis as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.
          7. A Stipulated Penalty of $1,000 for each day Medicis fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Medicis, stating the specific grounds for its determination that Medicis has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Medicis shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Medicis receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.
     B. Timely Written Requests for Extensions. Medicis may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Medicis fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Medicis receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
     C. Payment of Stipulated Penalties.
          1. Demand Letter. Upon a finding that Medicis has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Medicis of: (a) Medicis’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).
          2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Medicis shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Medicis elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Medicis cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
          3. Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier’s check, payable to: “Secretary of the Department of Health and Human Services,” and submitted to OIG at the address set forth in Section VI.
          4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Medicis has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.
D. Exclusion for Material Breach of this CIA.
1. Definition of Material Breach. A material breach of this CIA means:
a. a failure by Medicis to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H;
b. a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;
c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or
d. a failure to engage and use an IRO in accordance with Section III.D.
          2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Medicis constitutes an independent basis for Medicis’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Medicis has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Medicis of: (a) Medicis’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).
          3. Opportunity to Cure. Medicis shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:
a. Medicis is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;
b. the alleged material breach has been cured; or
c. the alleged material breach cannot be cured within the 30- day period, but that: (I) Medicis has begun to take action to cure the material breach; (ii) Medicis is pursuing such action with due diligence; and (iii) Medicis has provided to OIG a reasonable timetable for curing the material breach.
          4. Exclusion Letter. If, at the conclusion of the 30-day period, Medicis fails to satisfy the requirements of Section X.D.3, OIG may exclude Medicis from participation in the Federal health care programs. OIG shall notify Medicis in writing of its determination to exclude Medicis (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Medicis’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Medicis may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
E. Dispute Resolution
          1. Review Rights. Upon OIG’s delivery to Medicis of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Medicis shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board

(DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.
          2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Medicis was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Medicis shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Medicis to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Medicis requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.
          3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:
a. whether Medicis was in material breach of this CIA;
b. whether such breach was continuing on the date of the Exclusion Letter; and
c. whether the alleged material breach could not have been cured within the 30-day period, but that: (I) Medicis had begun to take action to cure the material breach within that period; (ii) Medicis has pursued and is pursuing such action with due diligence; and (iii) Medicis provided to OIG within that period a reasonable timetable for curing the material breach and Medicis has followed the timetable.
     For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Medicis, only after a

DAB decision in favor of OIG. Medicis’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Medicis upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Medicis may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Medicis shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Medicis, Medicis shall be reinstated effective on the date of the original exclusion.
          4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.
XI. Effective and Binding Agreement
     Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, Medicis and OIG agree as follows:
     A. This CIA shall be binding on the successors, assigns, and transferees of Medicis;
     B. This CIA shall become final and binding on the date the final signature is obtained on the CIA;
     C. Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA;
     D. The undersigned Medicis signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

On Behalf of Medicis Pharmaceutical Corporation

/s/ Jason Hanson	April 18, 2007
JASON HANSON, ESQ.	DATE
Executive Vice President and General Counsel Medicis Pharmaceutical Corporation

/s/ Ethan M. Posner	April 18, 2007
ETHAN M. POSNER	DATE
Counsel for Medicis Pharmaceutical Corporation

/s/ Benjamin Vernia	April 18, 2007
BENJAMIN VERNIA	DATE
Counsel for Medicis Pharmaceutical Corporation
Medicis Pharmaceutical Corp. CIA
April 18, 2007

On Behalf of the Office of Inspector General
of the Department of Health and Human Services

/s/ Gregory E. Demske	April 25, 2007
GREGORY E. DEMSKE	DATE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General Office of Inspector General
U. S. Department of Health and Human Services

Appendix A
INDEPENDENT REVIEW ORGANIZATION
This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.
A. IRO Engagement
     Medicis shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph D. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Medicis if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Medicis may continue to engage the IRO.
     If Medicis engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, Medicis shall submit the information identified in Section V.A.9 to OIG within 30 days of engagement of the IRO. Within 30 days after OIG received written notice of the identity of the selected IRO, OIG will notify Medicis if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Medicis may continue to engage the IRO.
B. IRO Qualifications
     The IRO shall:
1.	assign individuals to conduct the Promotional and Product Services Engagement who have expertise in the Federal health care program and FDA requirements applicable to sales, marketing, research, and promotion of pharmaceutical products. The assigned individuals also shall be knowledgeable about the general requirements of the Federal health care program(s) under which Medicis products are reimbursed;

2.	assign individuals to design and select the Promotional and Product Services Engagement samples who are knowledgeable about the appropriate statistical sampling techniques; and

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3.	have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.
C. IRO Responsibilities
     The IRO shall:
1.	perform each Promotional and Product Services Engagement in accordance with the specific requirements of the CIA, including Appendix B to the CIA;

2.	follow all applicable Federal health care program and FDA requirements in making assessment in Promotional and Product Services Engagements;

3.	respond to all OIG inquiries in a prompt, objective, and factual manner; and

4.	prepare timely, clear, well-written reports that include all the information required by Appendices A and B.
D. IRO Independence/Objectivity.
     The IRO must perform the Promotional and Product Services Engagement in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and Medicis.
E. IRO Removal/Termination.
1.	Provider. If Medicis terminates its IRO during the course of the engagement, Medicis must submit a notice explaining its reasons to OIG no later than 30 days after termination. Medicis must engage a new IRO in accordance with Paragraph A of this Appendix.

2.	OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole

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discretion, require Medicis to engage a new IRO in accordance with Paragraph A of this Appendix.
Prior to requiring Medicis to engage a new IRO, OIG shall notify Medicis of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, Medicis may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters. Medicis shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner. OIG will attempt in good faith to resolve any differences regarding the IRO with Medicis prior to requiring Medicis terminate the IRO. However, the final determination as to whether or not to require Medicis to engage a new IRO shall be made at the sole discretion of OIG.

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Appendix B
Promotional and Product Services Engagement
I. IRO Engagement, General Description
     As specified more fully below, Medicis shall retain an Independent Review Organization (IRO) to perform engagements to assist Medicis in assessing and evaluating its systems, processes, policies, and procedures related to sales, marketing, promotion, and product services activities related to Medicis products that are reimbursable by Federal health care programs (Promotional and Product Services Engagement). The Promotional and Product Services Engagement shall consist of two components — a systems review (the Promotional and Product Services Systems Review) and a transactions review (Promotional and Product Services Transactions Review), as described more fully below. Medicis may engage, at its discretion, a single entity to perform both components of the Promotional and Product Services Engagement, provided that the entity has the necessary expertise and capabilities to perform both.
     As set forth below and in the CIA, Medicis shall engage an IRO to conduct the Promotional and Product Services Transactions Review for each year of the CIA. If there are no material changes in Medicis’s systems, processes, policies, and practices relating to Product Services Related Functions, the IRO shall perform the Promotional and Product Services Systems Review for two Reporting Periods to be selected by the OIG. The OIG will not require a Systems Review in the first Reporting Period.
     If Medicis materially changes in Medicis’s systems, processes, policies, and practices relating to Product Services Related Functions, then the IRO shall perform a Promotional and Product Services Systems Review for the Reporting Period(s) in which such changes were made in addition to conducting the Review for the two Reporting Periods selected by the OIG. The additional Systems Review(s) shall consist of: 1) an identification of the material changes; 2) an assessment of whether other systems, processes, policies, and practices previously reported did not materially change; and 3) a review of the systems, processes, policies, and practices that materially changed.
II. Promotional and Product Services Systems Review
     A. Description of Reviewed Policies and Procedures
     The Promotional and Product Services Systems Review shall be a review of Medicis’s systems, processes, policies, and procedures related to Medicis products that

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are reimbursable by Federal health care programs (including the controls on those systems, processes, policies, and procedures) relating to Product Services Related Functions. For at least two Reporting Periods, Medicis shall review its systems, processes, policies, and procedures related to Medicis products that are reimbursable by Federal health care programs associated with the following (hereinafter, “Reviewed Policies and Procedures”):
1	Medicis’s systems, policies, processes, and procedures applicable to the manner in which Medicis representatives (including sales personnel and Medical and Professional Relations personnel) handle requests or inquiries relating to information about off-label uses of Medicis products, and the manner in which Medicis disseminates materials relating to off-label uses of products. This review includes:
(I) the instructions to field personnel and/or headquarters personnel who receive and respond to requests for information about off-label uses;
(ii) the procedures for reviewing the form and content of information disseminated by headquarters personnel;
(iii) Medicis’s internal review process for the information disseminated by headquarters personnel;
(iv) Medicis’s systems, processes, and procedures (including its Medical Affairs Inquiries Database) (see ¶ III.A.1.a) to track requests for information about off-label uses of products and responses to those requests;
(v) the manner in which Medicis collects and supports information reported in its Medical Affairs Inquiries Database; (see ¶ III.A.1.a)
(vi) the processes and procedures by which the Compliance Officer (and other appropriate individuals within Medicis) identify situations in which it appears that improper off-label promotion may have occurred; and
(vii) Medicis’s processes and procedures for investigating,

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documenting, resolving, and taking appropriate disciplinary action for potential situations involving off-label promotion;
2.	Medicis’s policies and procedures applicable to the manner and circumstances under which Medical and Professional Relations personnel (including the Chief Scientific Officer) participate in meetings or events with physicians, pharmacists, or other health care professionals (HCPs) (either alone or with members of the sales force) and the role of the Medical and Professional Relations personnel at such meeting or events;

3.	Medicis’s systems, policies, processes, and procedures relating to the retention of HCPs as consultants (e.g., including as members of advisory boards, focus groups, or clinical research project teams) or speakers. This shall include a review of:
(I) the criteria used to determine whether, how many, and under what circumstances (including venue for the performance of any services) Medicis will enter contracts for such consulting or speaking arrangements;
(ii) the processes and criteria used to identify and select HCPs with whom Medicis enters consultant, speaker, or other contractual arrangements, including the role played by sales representatives in the process. This includes a review of Medicis’s internal review and approval process for such contracts, and the circumstances under which there may be exception to the process;
(iii) Medicis’s tracking or monitoring of services provided or the work performed by the consultants or speakers (including the receipt of the consultant’s work product, if any);
(iv) Medicis’s policies and procedures related to circumstances, if any, under which the recipient or the recipient’s agent is required to disclose the existence of the consulting or speaking arrangement in place between Medicis and the HCP;
(v) the uses made of work product received from consultants

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or speakers, if any;
(vi) Medicis’s processes for establishing the amounts reimbursed or the type of entertainment or recreation provided;
(vii) the criteria used to determine under what circumstances entertainment, recreation, travel, lodging, meals and/or other items or reimbursements are provided to consultants or speakers, and Medicis’s processes for establishing the amounts reimbursed or the type of entertainment or recreation provided;
(viii) whether and in what manner Medicis tracks or monitors the prescribing habits or product use of individuals or entities with whom it enters consulting, speakers, or other contractual arrangements, if any; and
(ix) the budget funding source within Medicis (e.g., department or division) for the consulting or contractual arrangement;
4. Medicis’s systems, policies, processes, and procedures relating to funding or sponsorship of any Educational or Informational Activity. This review shall include a review of the following items:
(I) the processes and procedures used to approve the funding or sponsorship of an Educational or Informational Activity;
(ii) the criteria used to determine whether and under what circumstances the funding or sponsorship will be provided;
(iii) the processes and criteria used to select recipients of the funding or sponsorships, including the role played by sales representatives in the processes (if any), and the circumstances under which there may be exceptions to the processes;
(iv) Medicis’s policies and procedures related to circumstances, if any, under which the recipient or the

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recipient’s agent is required to disclose Medicis’s funding or sponsorship and any financial relationship Medicis may have with the recipients;
(v) Medicis’s policies or procedures for determining and memorializing the amounts paid to recipients of the funding or sponsorship and the purpose or justifications for the amounts paid;
(vi) Medicis’s policies and procedures relating to the independence of any programs funded through the funding or the sponsorship;
(vii) Medicis’s policies and procedures relating to the content and promotional nature of any programs sponsored through the funding or sponsorship;
(viii) whether and in what manner Medicis tracks or monitors the prescribing habits or product use of individuals or entities receiving the funding or sponsorship, if any; and
(ix) the budget funding source within Medicis (e.g., department or division) from which the funding or sponsorships are provided;
5. Medicis’s systems, policies, processes, and procedures relating to funding or sponsorship of research agreements, grants, and/or research collaborations (including clinical trials and independent research) (collectively, “Research Activities”). This review shall include a review of the following items:
(I) the processes and procedures used to approve the funding or sponsorship of Research Activities;
(ii) the criteria used to determine whether and under what circumstances, Medicis will fund or otherwise participate in Research Activities;
(iii) the processes and criteria used to select recipients of the funding for Research Activities, including the role played by

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Medicis field personnel (if any), and the circumstances under which there may be exceptions to the processes;
(iv) Medicis’s policies and procedures for requiring the recipient to disclose Medicis’s participation in or funding of Research Activities and financial relationship Medicis may have with the recipient;
(v) Medicis’s policies or procedures for determining and memorializing the amounts paid to participants in Research Activities and the purpose or justifications for the amounts paid;
(vi) Medicis’s policies and procedures relating to the independence of the Research Activities funded by Medicis;
(vii) Medicis’s policies and procedures relating to the content and promotional nature of any programs sponsored through the funding or sponsorship;
(viii) whether and in what manner Medicis tracks or monitors the prescribing habits or product use of individuals or entities receiving the funding or sponsorship, if any; and
(ix) the budget funding source within Medicis (e.g., department or division) from which the funding or sponsorships are provided;
6. Medicis’s systems, policies, processes, and procedures relating to any gifts, meals, receptions, travel, entertainment or other items of value (collectively, “Expenses”) to HCPs. This review shall include a review of the following items:
(I) the criteria used to determine whether and under what circumstances (including the venue for the performance of any services), Medicis will reimburse for Expenses of HCPs;
(ii) the processes and criteria used to select and identify HCPs to whom Medicis provides reimbursement of Expenses. This includes a review of Medicis’s internal review and

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approval process for such Expenses, the circumstances under which there may be exceptions to the processes, and the role played by sales representatives in the process;
(iii) Medicis’s tracking or monitoring of services provided, or the work performed by the HCPs in exchange for the Expenses, if any;
(iv) the uses made of work product received from HCPs receiving Expenses from Medicis, if any;
(v) Medicis’s processes for establishing the amount paid to HCPs and the reasons or justifications for any differentials in the amounts paid to different HCPs;
(vi) whether and in what manner Medicis tracks or monitors the prescribing habits or product uses of HCPs who received Expenses from Medicis, if any; and
(vii) the budget funding source within Medicis (e.g., department or division) for Expenses;
7. Medicis’s systems, policies, processes, and procedures relating to charitable contributions by Medicis. This review shall include a review of the following items:
(I) the processes and procedures used to approve the funding or sponsorship of charitable contributions;
(ii) the criteria used to determine whether and under what circumstances the charitable contributions will be provided;
(iii) the processes used to select and approve recipients of the charitable contributions, including the role played by field personnel in the processes (if any), and the circumstances under which there may be exceptions to the processes;
(iv) Medicis’s policies and procedures related to circumstances, if any, under which the recipient or the recipient’s agent is required to disclose Medicis’s charitable

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contribution and any financial relationship Medicis may have with the recipients;
(v) Medicis’s policies or procedures for determining and memorializing the amounts paid to recipients of the charitable contributions and the purpose or justifications for the amounts paid;
(vi) Medicis’s policies and procedures relating to the independence of any programs funded through the charitable contribution;
(vii) Medicis’s policies and procedures relating to the content and promotional nature of any programs sponsored through the charitable contribution;
(viii) whether and in what manner Medicis tracks or monitors the prescribing habits or product use of individuals or entities receiving the charitable contribution, if any; and
(ix) the budget funding source within Medicis (e.g., department or division) from which the charitable contributions are provided;
8. Medicis’s systems, policies, processes, and procedures relating to internal reviews conducted by Medicis.
9. Medicis’s systems, policies, processes, and procedures for tracking expenditures (individual and aggregate) associated with the Reviewed Policies and Practices;
10. Medicis’s systems, policies, processes, and procedures relating to the disciplinary actions that Medicis may impose in the event a Covered Person violates a Medicis policy or procedure;
11. Medicis’s systems, policies, processes, and procedures for compensating (including with salaries and bonuses) non-Overtime Eligible employees, with regard to whether the systems, policies, processes, and procedures are designed to ensure that financial incentives do no inappropriately motivate sales and marketing

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personnel to engage in the improper promotion, sales, and marketing of Medicis’s products. This shall include a review of the bases upon which compensation is determined and the extent to which compensation is based on product performance; and
12. Medicis’s systems, policies, processes, and procedures relating to the development of call plans for Medicis’s sales staff. This shall include a review of the basis upon which specialties are included or excluded from the call plan based upon their potential on-label and off-label utilization of Medicis products promoted by the sales staff.
     B. Promotional and Product Services Systems Review Report
     Medicis shall prepare a report which, for each of the Reviewed Policies and Practices identified in Section II.A above, shall include the following items:
1) a description of the documentation (including policies) reviewed and any personnel interviewed;
2) a detailed description of Medicis’s systems, policies, processes, and practices with regard to the items identified in Sections II.A.1-12 above, including a general description of Medicis’s control and accountability systems (e.g., documentation and approval requirements, tracking mechanisms) and written policies regarding the Reviewed Policies and Practice;
3) a description of the manner in which the control and accountability systems and the written policies relating to the items identified in Sections II.A.1-12 above are made known or disseminated within Medicis;
4) a detailed description of any system used to track and respond to requests for information about Medicis’s products;
5) a description of Medicis’s systems, policies, processes, and procedures for tracking expenditures associated with the Reviewed Policies and Practices or other promotional activities;
6) a general description of the disciplinary measures Medicis has established for failure to comply with its systems, policies, processes, and procedures relating to the Reviewed Policies and Practices;

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7) a detailed description of Medicis’s compensation system (including salaries and bonuses) for non-Overtime Eligible employees, included a description of the bases upon which compensation is determined and the extent to which compensation is based on product performance. To the extent that Medicis may establish compensation differently for individual products, the IRO shall report separately on each such type of compensation arrangements;
8) findings and supporting rationale regarding any weaknesses in Medicis’s systems, policies, processes, and practices relating to Reviewed Policies and Practices, if any; and
9) recommendations to improve any of the systems, policies, processes, or practices relating to the Reviewed Policies and Practices, if any.
     The IRO shall review Medicis’ report and, after an opportunity to request additional information from Medicis and to investigate the underlying basis for any statement in Medicis’s report, the IRO shall submit a report to the OIG summarizing its review of Medicis’s report. Prior to the IRO’s submission of the report to the OIG, Medicis shall be provided with a copy of the report and an opportunity to respond to each comment made by the IRO. Provided it does not delay the timely filing of the Annual Reports, any responses by Medicis may be included in the IRO report submitted to the OIG. Otherwise, any responses by Medicis to the IRO’s findings may be submitted separately to the OIG following the Annual Report submission.
III. Promotional and Product Services Transactions Review
     Medicis shall prepare a report based upon The Promotional and Product Services Transactions Review which shall be a review of a sample of inquiries reflected in the Medical Affairs Inquiries Database (see ¶ III.A.1.a).
A. Promotional and Product Services Transactions Review
          1. Review of Inquiries Made to Medical Affairs Group
     Medicis shall implement a policy addressing the appropriate handling of unsolicited requests and dissemination of information about non-FDA approved uses of products (off-label information). This policy provides, among other things, that Covered Persons may not directly or indirectly solicit, encourage, or promote unapproved uses of

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a product to HCPs. Medicis also has established a Medical Affairs unit to respond to requests for information about off-label uses of Medicis products.
          a) Information to be Included in Medical Affairs Inquiries Database
     Medicis shall document and record all inquiries that it receives from HCPs regarding its products that are reimbursable by Federal health care programs in a database (Medical Affairs Inquiries Database). Medicis shall record in the Medical Affairs Inquiries Database the following information about each unique inquiry (Inquiry) received for information about Medicis’s products: 1) the date of Inquiry; 2) the form of Inquiry; 3) the name of the requesting HCP; 4) nature and topic of the request (including the exact language of the Inquiry if made in writing); 5) an evaluation of whether the Inquiry relates to information about an off-label indication for the product; 6) nature/form of the response from Medicis (including a record of the materials provided to the HCP in response to the request); 7) the name of the Medicis representative who called on or interacted with the HCP; and 8) the status and findings of any follow-up review conducted by Medicis in situations in which improper off-label marketing is suspected.
          b) Internal Review of Medical Affairs Inquiries Database
     On a semi-annual bases, the Compliance Officer or other appropriate personnel shall review the Medical Affairs Inquiries Database and related information, as appropriate, and shall generate a report summarizing the items of information outlined in Section III.A.1.a above for each Inquiry handled by Medicis during the preceding two quarters (the Medical Affairs Inquiry Report). One a semi-annual basis, the Compliance Officer shall review the Medical Affairs Inquiry Reports to assess whether the information contained in the report suggest that improper off-label promotion may have occurred in connection with any Inquiry(ies). If the Compliance Officer, in consultation with other appropriate Medicis personnel, suspects that improper off-label promotion may have occurred in connection with one or more Inquiries, the Compliance Officer shall undertake a follow-up review of the Inquiry (Off-Label Review), make findings based on his/her Off-Label Review, and take any responsive action (including disciplinary action) deemed necessary and appropriate.
     B. Promotional and Product Services Transactions Review Report
     Medicis shall prepare a report which shall include the following:

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          1. Elements to be Included:
a. Promotional and Product Services Transactions Review Objectives: A clear statement of the objective intended to be achieved by the Review;
b. Engagement Protocol: A detailed narrative description of the procedures performed; and
c. Sources of Data: A full description of documentation (and/or other information) relied upon by the IRO when performing the Promotional and Product Services Transactions Review.
          2. Results to Be Included:
          The following results shall be included in each Promotional and Product Services Transactions Review Report:
a. a description of the steps taken by the IRO to verify the integrity of Medicis’ Internal Review;
b. the findings and supporting rationale regarding any weaknesses in Medicis’s systems, processes, policies, and practices relating to the Inquiries, if any; and
e. recommendations for improvement in Medicis’s systems, processes, policies, and practices relating to the Inquires, if any.
     The IRO shall review Medicis’ report and, after an opportunity to request additional information from Medicis and to investigate the underlying basis for any statement in Medicis’s report, the IRO shall submit a report to the OIG summarizing its review of Medicis’s report. Prior to the IRO’s submission of the report to the OIG, Medicis shall be provided with a copy of the report and an opportunity to respond to each comment made by the IRO. Provided it does not delay the timely filing of the Annual Reports, any responses by Medicis may be included in the IRO report submitted to the OIG. Otherwise, any responses by Medicis to the IRO’s findings may be submitted separately to the OIG following the Annual Report submission.

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